As filed with the Securities and Exchange Commission on July 29, 2010.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20548

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

UNITIL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New Hampshire	02-0381573
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire 03842-1720

(603) 772-0775

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark H. Collin

Senior Vice President, Chief Financial Officer and Treasurer

UNITIL CORPORATION

6 Liberty Lane West

Hampton, New Hampshire 03842-1720

(603) 772-0775

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas H. Redekopp

DEWEY & LEBOEUF LLP

260 Franklin Street

Boston, MA 02110

(617) 748-6800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

☐	Large Accelerated Filer	☑	Accelerated Filer

☐	Non-Accelerated Filer (Do not check if a smaller reporting company)	☐	Smaller Reporting Company

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER UNIT (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE (2)

COMMON STOCK, NO PAR VALUE	200,000	$22.57	$4,514,000	$321.85

(1)	The shares of common stock may be sold, from time to time, by the registrant, pursuant to the registrant’s Dividend Reinvestment and Stock Purchase Plan. This registration statement shall also cover any additional shares of common stock which become issuable under the registrant’s Dividend Reinvestment and Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the common stock as reported by the New York Stock Exchange on July 26, 2010, which date is within five (5) business days of the filing hereof.

Dividend Reinvestment and

Stock Purchase Plan

Prospectus

200,000 Shares of Common Stock

Unitil Corporation’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”) is a convenient and economical method of purchasing our common stock without paying any processing fee or service charge.

The Plan is open to:

•	holders of record of our common stock; and

•	our employees (including employees of our subsidiaries or affiliates) who hold shares of common stock through our Tax Deferred Savings and Investment Plan.

If you participate in the Plan, you may:

•	automatically reinvest dividends on some or all our common stock that you hold registered in your name in additional shares of our common stock at current market prices; and/or

•	invest cash payments ranging from $25 to $5,000 per payment each calendar quarter in shares of our common stock at current market prices.

If you are one of our employees (including employees of our subsidiaries or affiliates) and are eligible to participate in the Plan, you may also invest through payroll deductions of amounts ranging from $25 to $5,000 per payment each calendar quarter in shares of our common stock at current market prices. Your payroll deductions and optional cash payments combined cannot exceed a total of $5,000 in any calendar quarter.

The Plan may purchase common stock directly from us or on the open market, as determined by us. As described more fully in this prospectus, the purchase price paid when common stock is purchased from us may be different from the purchase price paid when the common stock is purchased on the open market. No purchases will be made at a price below book value.

Our common stock is listed on the New York Stock Exchange under the symbol “UTL.” The reported last sale price of our common stock on the New York Stock Exchange on July 26, 2010 was $22.78 per share.

The Plan does not offer direct purchase to the general public.

Investing in our common stock involves risks that are described in the section entitled Risk Factors beginning on page 4 of this prospectus.

You should read this prospectus carefully and retain it for future reference.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

July 29, 2010

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of our common stock offered under the Plan. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered and the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan and the securities offered. The registration statement can be read at the SEC website or at the SEC offices mentioned in the section entitled Where You Can Find More Information.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the shares and seeking offers to buy the shares only in jurisdictions where offers and sales are permitted. The information included in this prospectus is accurate only as of the date of this prospectus. The information incorporated by reference to another document is accurate only as of the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, the “Company,” “Unitil,” “we,” “us,” and “our” refer to Unitil Corporation and its subsidiaries, unless the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus and may not contain all of the information that may be important to you. You should read the following summary together with the more detailed information regarding our company, our common stock and the financial statements and notes to those statements included in this prospectus or incorporated by reference in this prospectus by reference to our other filings with the Securities and Exchange Commission (the “SEC”). We urge you to read the entire prospectus carefully, especially the risks of investing in our common stock, which are discussed in the section entitled Risk Factors in this prospectus, before making an investment decision.

WHO WE ARE

Unitil was incorporated in New Hampshire in 1984. We are a public utility holding company headquartered in Hampton, New Hampshire. We are subject to regulation as a holding company system by the Federal Energy Regulatory Commission (“FERC”) under the Energy Policy Act of 2005.

Our principal business is the local distribution of electricity and natural gas throughout our service territories in the states of New Hampshire, Massachusetts and Maine. We are the parent company of three wholly owned distribution utilities: (i) Unitil Energy Systems, Inc. (“UES”), which provides electric service in the southeastern seacoast and state capital regions of New Hampshire, including the city of Concord, New Hampshire; (ii) Fitchburg Gas and Electric Light Company (“FG&E”), which provides both electric and natural gas service in the greater Fitchburg area of north central Massachusetts; and (iii) Northern Utilities, Inc. (“NU”), which provides natural gas service in southeastern New Hampshire and portions of southern and central Maine, including the city of Portland and the Lewiston-Auburn area. UES, through its predecessors Concord Electric Company and Exeter & Hampton Electric Company, was incorporated in 1901. FG&E was incorporated in 1852. NU was incorporated in 1979. UES, FG&E and NU are collectively referred to as our “retail distribution utilities” and generally do business in their respective service territories as “Unitil.”

In addition, the Company is the parent company of Granite State Gas Transmission, Inc. (“GSGT”), an interstate natural gas transmission pipeline company that provides interstate natural gas pipeline access and transportation services to NU in its New Hampshire and Maine service territory.

Our retail distribution utilities serve approximately 100,500 electric customers and 70,000 natural gas customers in their service territories. Our retail distribution utilities are local “pipes and wires” utility distribution companies and, combined with GSGT, had a combined investment in Net Utility Plant of $449.7 million at December 31, 2009. We do not own or operate electric generating facilities or major transmission facilities and substantially all of our utility assets are dedicated to the retail delivery of electricity and natural gas to our customers. Our total operating revenue was $367.0 million in 2009 and $184.4 million for the six months ended June 30, 2010, which includes revenue to recover the cost of purchased electricity and natural gas in rates on a fully reconciling basis. As a result of this reconciling rate structure, our earnings are not affected by changes in the cost of purchased electricity and natural gas. Earnings applicable to common shareholders for 2009 were $9.9 million and for the six months ended June 30, 2010 were $4.4 million. Substantially all of our operating revenue is derived from regulated utility operations.

A fifth wholly owned subsidiary, Unitil Power Corp. (“Unitil Power”), formerly functioned as the full requirements wholesale power supply provider for UES. In connection with the implementation of electric industry restructuring in New Hampshire, Unitil Power ceased being the wholesale supplier of UES on May 1, 2003 and divested of substantially all of its long-term power supply contracts through the sale of the entitlements to the electricity associated with those contracts.

We also have three other wholly owned subsidiaries: Unitil Service Corp. (“Unitil Service”); Unitil Realty Corp. (“Unitil Realty”); and Unitil Resources, Inc. (“Unitil Resources”). Unitil Service provides, at cost, a variety of administrative and professional services, including regulatory, financial, accounting, human resources, engineering, operations, technology and energy supply management services on a centralized basis to its affiliated companies. Unitil Realty owns and manages our corporate office in Hampton, New Hampshire. Unitil Resources is our wholly owned non-regulated subsidiary. Usource, Inc. and Usource L.L.C. (collectively, “Usource”) are indirect subsidiaries that are wholly owned by Unitil Resources. Usource provides energy brokering and advisory services to large commercial and industrial (“C&I”) customers in the northeastern United States.

Our principal executive office is located at 6 Liberty Lane West, Hampton, New Hampshire 03842-1720 and our telephone number is (603) 772-0775.

DESCRIPTION OF THE OFFERING

Common stock offered by us	200,000 shares

Common stock outstanding after this offering	11,070,981 shares

Use of proceeds	We will receive no proceeds when Computershare Trust Company, N.A. (“Computershare”) purchases common stock for the Plan on the open market. When Computershare purchases common stock for the Plan directly from us, we will use the proceeds for general corporate purposes.

Current annual dividend	$1.38 per share. Since our incorporation in 1984, we have continuously paid quarterly dividends and we have never reduced our dividend rate. We expect to maintain our current dividend policy.

Risk factors	An investment in our common stock involves risk. Please see the section entitled Risk Factors in this prospectus.

Stock exchange symbol	Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

The number of shares of our common stock shown above to be outstanding after this offering is based on the number of shares outstanding as of July 23, 2010, and excludes 285,375 shares reserved for issuance pursuant to (i) the Dividend Reinvestment and Stock Purchase Plan described in the Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission on July 26, 2000, (ii) our Tax Deferred Savings and Investment Plan, (iii) our Restricted Stock Plan, and (iv) our 1998 Stock Option Plan.

RISK FACTORS

Before making an investment in shares of our common stock, you should carefully consider the risks described below and the information included or incorporated by reference in this prospectus. We have identified a number of these risks in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, each of which is incorporated by reference into this prospectus. See the section entitled Where You Can Find More Information. In addition, you should carefully consider the risks and uncertainties referred to below.

Risks Relating to Our Business

For a description of risks relating to our business, please see our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, each of which is incorporated by reference into this prospectus.

Risks Relating to this Offering

Our stock price may decline when our results decline or when events occur that are adverse to us or our industry.

You can expect the market price of our common stock to decline when our results decline or at any time when events actually or potentially adverse to us or the electricity and gas industry occur. Our common stock price may decline to a price below the price you paid to purchase your shares of common stock in this offering.

Substantial sales of our common stock could cause our stock price to decline.

If our existing shareholders sell a large number of shares of our common stock or the public market perceives that existing shareholders might sell shares of our common stock, the market price of our common stock could significantly decline. All of the shares offered by this prospectus will be freely tradable without restriction or further registration under the federal securities laws unless purchased by an “affiliate,” as that term is defined in Rule 144 under the Securities Act of 1933.

The proposed sale and issuance of common stock will reduce the proportionate share of the holdings of our current shareholders.

As of July 23, 2010, we had 10,870,981 shares of common stock outstanding. If we sell and issue all the 200,000 shares of common stock offered pursuant to this prospectus, then our shareholders’ proportionate holding in us would be reduced.

DESCRIPTION OF THE

UNITIL CORPORATION DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

PURPOSE

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide you with a convenient and economical way to invest cash dividends paid on shares of our common stock, and/or cash payments, in additional shares of our common stock without paying any processing fee or service charge. Shares of common stock purchased under the Plan are acquired directly from us or through open market purchases, at our discretion, as discussed more fully in Question 12, below.

ADVANTAGES

2.	What are the advantages of the Plan?

The Plan offers you the opportunity to do the following without paying any processing fee or service charge:

•	reinvest dividends paid on all or a portion of your shares of our common stock in additional shares of our common stock;

•

continue to receive your cash dividends on shares of our common stock registered in your name and invest in additional shares of common stock by making optional cash payments of $25 to $5,000 per payment in any calendar quarter; or

•	both reinvest your cash dividends and make optional cash payments.

Full investment of funds is possible under the Plan because we credit fractional shares, as well as full shares, to your account. In addition, we also credit to your account dividends on these fractional shares, as well as on the full shares.

You can avoid the cumbersome safekeeping of stock certificates for shares credited to your account under the Plan. Regular statements of holdings provide you with a record of each transaction.

ADMINISTRATION

3.	Who administers the Plan?

Unitil’s Transfer Agent, Computershare, administers the Plan. Its duties include purchasing all shares of common stock for each participant in the Plan, crediting those purchases to each participant’s Plan account, maintaining all records of such purchases, holding the purchased shares (unless otherwise instructed), and sending quarterly statements of holdings to each participant in the Plan.

You may contact Computershare at:

Computershare

UTL Dividend Reinvestment Plan

P.O. Box 43078

Providence, RI 02940-3078

Telephone: 1-800-736-3001

website: www.computershare.com/investor

PARTICIPATION

4.	Who is eligible to participate in the Plan?

Any holder of record of our common stock or any of our employees (including employees of our subsidiaries or affiliates) who holds shares of our common stock through our Tax Deferred Savings and Investment Plan may participate in the Plan.

PARTICIPATION BY ELIGIBLE SHAREHOLDERS

5.	How does an eligible shareholder participate?

An eligible shareholder may enroll in the Plan at any time:

•	through the Internet at www.unitil.com in the Investor Relations section under “Shareholder Services - Dividend Reinvestment Plan”

•	by accessing your shareholder account through the Internet at Computershare’s website at www.computershare.com/investor

•	by calling Computershare at 1-800-736-3001, or

•	by completing an Enrollment Form and returning it to Computershare

You may obtain an Enrollment Form at any time by contacting Computershare at the address, telephone number, or online as outlined in Question 3, above, or by contacting our shareholder representative at:

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

Telephone (800) 999-6501

www.unitil.com

InvestorRelations@unitil.com

If you have shares of Unitil common stock registered in more than one name or in more than one account, you may enroll as many accounts as you wish in the Plan, but Computershare will reinvest dividends only for those shares in those accounts that have been enrolled in the Plan.

If you do not wish to participate in the Plan, you will continue to receive dividends on your common stock when and as declared.

6.	What are the dividend reinvestment options?

As a participant in the Plan, you may elect to reinvest all, a portion, or none of the dividends received from you Unitil common stock for the purchase of additional shares of Unitil common stock. The options available to you are as follows:

•

FULL DIVIDEND REINVESTMENT – reinvest the dividends on all of the shares of common stock registered in your name, as well as on all the shares credited to your account under the Plan; you may also invest by making optional cash payments;

•

PARTIAL DIVIDEND INVESTMENT – receive the dividends on a portion of the shares of common stock registered in your name, as well as on the shares credited to your account under the Plan, and we will reinvest the remainder of the dividends; you may also invest by making optional cash payments; or

•

OPTIONAL CASH PAYMENTS ONLY – make optional cash payments only, in which case we will continue to pay you cash dividends on all shares of common stock registered in your name, as well as on any shares, and fractions thereof, credited to your account under the Plan.

The dates on which dividends will be reinvested are described in Question 14, below. Computershare will continue to reinvest your dividends as you indicated upon enrollment in the Plan until you specify otherwise.

OPTIONAL CASH PAYMENTS

7.	How does the cash payment option work?

If you choose to participate by making optional cash payments only, we will continue to pay cash dividends when and as declared on any shares registered in your name, plus full and fractional shares credited to your Plan account, and Computershare will apply any optional cash payments it receives from you to purchase additional shares of common stock for your account.

You may make an initial optional cash payment when enrolling in the Plan by enclosing with the Enrollment Form a check in U.S. funds drawn on a U.S. bank made payable to Computershare. If you enroll online or by telephone, you may enclose your check in U.S. funds drawn on a U.S. bank made payable to Computershare with a note stating “UTL Dividend Reinvestment Plan – Optional Cash Payment” and mailing to Computershare. Thereafter, you may invest optional cash payments by completing the Purchase Additional Shares of Company Stock Form attached to the Summary of Holdings that Computershare sends you.

Computershare will not accept cash, traveler’s checks, money orders or third-party checks for optional cash investments.

8.	Are there any limitations on making optional cash payments?

The option to make cash payments is available to you as long as you are enrolled in the Dividend Reinvestment Plan. However, optional cash payments cannot exceed a total of $5,000 in a calendar quarter and there is a minimum of $25 per payment. You need not send the same amount of money each quarter, nor are you under any obligation to make an optional cash investment each quarter.

9.	When should I send optional cash payments to Computershare for investment in the Plan?

Computershare will invest optional cash payments quarterly as of the investment date set forth in Question 14, below, provided Computershare receives the optional cash payments by the cash deadline date, which is at least two business days but not more than thirty business days before the investment date. Computershare will not invest any funds received less than two business days or more than thirty business days prior to the investment date and will return those funds to you. Computershare will also return to you any optional cash payments it receives from you in excess of $5,000 in a calendar quarter. Neither we nor Computershare will pay interest on optional cash payments received. Any cash payments received by Computershare within thirty days of the investment date will be returned to you upon written request, provided Computershare receives your request at least five business days before the investment date.

10.	What if Computershare does not receive credit for my cash payment due to insufficient funds in my checking account or incorrect draft information on my check?

If Computershare does not receive credit for an optional cash payment because of insufficient funds in your checking account or due to incorrect draft information on your check, then (i) Computershare will consider the request for investment of such funds null and void, (ii) Computershare will immediately sell any shares it has already purchased in anticipation of receiving these funds and remove such shares from your account, and (iii) Computershare will be entitled to sell shares to satisfy a “returned funds” fee of $25.00. Also, Computer may place a hold on your account until you have paid the returned funds fee by check or may take any other action it considers necessary to collect the returned funds fee.

OPTIONAL CASH PAYMENTS THROUGH PAYROLL DEDUCTIONS

11.	How can I participate through payroll deductions if I am an employee of Unitil or any of its subsidiaries or affiliates?

If you are one of our employees (including employees of our subsidiaries or affiliates) and a holder of record of our common stock or you hold shares of our common stock through our Tax Deferred Savings and Investment Plan, you may also participate through payroll deductions by completing the Payroll Deduction Authorization Form (available from the Human Resources Department), which authorizes us, or our subsidiary or affiliate, to deduct any amount you specify, between $25 and $5,000 in a calendar quarter, from your paycheck. Computershare will invest the accumulated payroll deductions in common stock on each investment date, as described in Question 14, below. If you have made optional cash payments in any quarter which, in addition to the payroll deductions during such quarter, exceed $5,000, Computershare will return to you the excess received over $5,000.

To begin payroll deductions, we, or our subsidiary or affiliate, must receive the Payroll Deduction Authorization Form two weeks before the first day of the month in which you wish the deductions to begin. You may change the amount of your deductions at any time by submitting a new Payroll Deduction Authorization Form or other appropriate form, which you may obtain from us, or our subsidiary or affiliate, two weeks before the first day of the month in which you wish to have the amount changed. All deductions made not later than the last day of the last full payroll period ending in the month prior to an investment date, as set forth in Question 14, below, will be invested as of such investment date. We, or our subsidiary or affiliate, or Computershare will hold all deductions made after the last day of the last full payroll period ending in the month before an investment date and invest the funds on the next succeeding investment date. Neither we, nor our subsidiary or affiliate, nor Computershare will pay interest on any payroll deductions.

HOW COMMON STOCK IS PURCHASED AND CREDITED TO YOUR ACCOUNT

12.	Who determines whether the common stock purchased under the Plan will be purchased directly from Unitil or whether the purchases will be made on the open market?

We decide whether Computershare will purchase common stock for the Plan directly from us or on the open market.

If we decide to use open market purchases, Computershare will purchase common stock on the open market as necessary to meet the requirements of the Plan. We will not exercise any control or influence over the prices, amounts, timing or manner of purchases made by Computershare on the open market.

13.	How many shares of common stock will Computershare purchase for me?

You may not specify the number of shares to be purchased, the purchase price or the timing of any purchase.

Computershare will credit your Plan account with the number of full and fractional shares purchased. The number of shares purchased will be based on the sum of all dividends and optional cash payments (including payroll deductions) invested divided by the applicable share price.

14.	When are the purchases of common stock made?

The investment date depends on whether Computershare purchases common stock directly from us or purchases the stock on the open market.

If you are a shareholder entitled to a cash dividend and you enroll in the Plan before the record date, as described below, for a particular dividend payment, Computershare will use that dividend to purchase additional shares of common stock on the next investment date, as described more fully below. If you enroll in the Plan after the record date for a particular dividend payment, then Computershare will not reinvest dividends until the investment date relating to the next record date. Generally, the record date is approximately two weeks before a particular cash dividend payment date. Cash dividend payment dates are generally on the fifteenth day of February, May, August and November.

The investment dates for each of the investment alternatives are set forth below:

Method of Participation	Type of Purchase	Investment Date

Reinvested Dividends	Original issue stock or treasury stock	On the cash dividend payment date or the next succeeding trade date for the common stock – generally, on the fifteenth day of February, May, August and November.

	Open market purchase	On or within 30 days after the cash dividend payment date. Computershare will determine the exact time of open market purchases and will purchase common stock as promptly as possible.

Optional Cash Payments (including through Payroll Deductions)	Original issue stock or treasury stock	Quarterly, as of the cash dividend payment dates – generally, on the fifteenth day of February, May, August and November. If we do not pay a dividend in a particular quarter, the investment date will be the fifteenth day of February, May, August and November or, if the fifteenth day is not a business day, the next succeeding trade date.

Open market purchase

On or within 30 days after the cash dividend payment date. Computershare will determine the exact time of open market purchases and will purchase common stock as promptly as possible. If we do not pay a dividend in a particular quarter, the investment date will be the fifteenth day of February, May, August and November or, if the fifteenth day is not a business day, the next succeeding trade date.

15.	What will be the price of shares of common stock purchased under the Plan?

Open Market Purchases

The price of the common stock that Computershare purchases on the open market is the weighted average of the actual prices paid for all of the shares purchased for the Plan during the investment period set forth in Question 14, above, for open market purchases.

Original Issue Stock

The price of the common stock that Computershare purchases directly from us is the average of the daily averages of the high and low sales prices for the common stock as published by the New York Stock Exchange for the last five trading days on which the common stock was traded immediately preceding the applicable investment date set forth in Question 14, above.

Computershare will make no purchases below our book value for either open market or original issue purchases. For example, if our book value is $16 and, in the case of common stock purchased directly from us, the average of the daily averages of the high and low sales prices for the last five trading days on which the common stock was traded immediately preceding the applicable investment date is below $16, Computershare will not invest dividends on shares of common stock purchased directly from us. Computershare will apply optional cash payments to the purchase of shares of common stock provided such average is not below book value.

If the applicable pricing formula for a purchase results in a price below book value, Computershare will pay the dividend or return the optional cash payments (including payroll deductions) directly to you by check with an explanatory note.

COSTS

16.	Who will pay the fees, commissions, and expenses in connection with purchases under the Plan?

We will pay the fees, commissions, and expenses incurred in connection with the Plan. However, you may incur certain charges in the event that you request to sell all or a portion of your shares, as described in Question 23, below.

REPORTS TO PARTICIPANTS

17.	How will I be advised of my purchases of stock?

You will receive a Summary of Holdings as soon as practicable after the investment occurs. The Summary of Holdings shows the number of shares of common stock credited to your account through the reinvestment of dividends, optional cash payments or payroll deduction purchases on the investment date, the price and fair market value of the common stock on the investment date, the total number of shares you purchased under the Plan to date for the calendar year in which the investment date occurs, as well as the total number of shares held in your account as of the investment date. All pertinent information for each calendar year will be set forth on the November Investment Date Summary of Holdings, which you will receive before the end of the applicable year and which you should keep for tax purposes. In addition, you will receive the same communications sent to every other holder of the common stock, including quarterly reports, annual reports, notices of shareholders’ meetings and proxy statements, and income tax information for reporting dividends paid.

DIVIDENDS

18.	How will I be credited with dividends on shares held in my account under the Plan?

We pay dividends, when and as declared by the Board of Directors, to the holders of record of our shares of common stock. As the holder of record, Computershare will receive dividends for all shares credited to your account on the record date. Computershare will credit these dividends to you on the basis of full and fractional shares held in your account and will reinvest these dividends in additional shares (or distribute these dividends to you if you choose to participate by optional cash payments or payroll deduction only).

CERTIFICATES FOR SHARES

19.	Will I receive stock certificates for the shares purchased under the Plan?

All stock purchased under the Plan will be credited to your account and held in book-entry form. The number of shares credited to an account under the Plan will be shown on your Summary of Holdings. This additional service protects you against loss, theft, or destruction of stock certificates.

As a general rule, we do not issue stock certificates, other than by special request. You may request stock certificates for any number of full shares accumulated in your account under the Plan at any time by (i) accessing your shareholder account through the Computershare website at www.computershare.com/investor, (ii) by calling Computershare at 1-800-736-3001, or (iii) written request mailed to Computershare at Computershare, UTL Dividend Reinvestment Plan, P.O. Box 43078, Providence, RI 02940-3078. A withdrawal/termination form is provided with the Summary of Holdings for this purpose. Computershare will issue the stock certificates upon special request in your name at no charge.

When Computershare issues certificates to you, future dividends on these shares will be treated in accordance with the instructions indicated upon enrollment. Computershare will continue to credit any remaining full shares and fractional shares to your account. Computershare will not issue certificates for fractional shares under any circumstances.

Shares credited to an account under the Plan may not be pledged. If you wish to pledge your shares, you must make a request to Computershare that certificates for these shares be issued in your name.

20.	In whose name will Computershare maintain the accounts?

Computershare will maintain the accounts in your name as shown on our records at the time you enter the Plan.

Upon written request to Computershare, Plan shares also can be registered in names other than the account name, subject to compliance with any applicable laws and your payment of any applicable taxes, provided that the certificate or stock power bears your signature, and your signature is Medallion guaranteed by a brokerage firm or a financial institution that is a member of a Stock Transfer Association approved Medallion program, such as STAMP, SEMP or MSP with an official medallion imprint. You may contact Computershare for additional information on transferring your shares or obtain transfer information from Computershare’s website at www.computershare.com/investor.

CHANGING FORM OF PARTICIPATION AND WITHDRAWAL

21.	How can I change my form of participation?

You may change your form of participation at any time by (i) accessing your shareholder account through the Computershare website at www.computershare.com/investor, (ii) calling Computershare at 1-800-736-3001, (iii) completing a new Enrollment Form and mailing it to Computershare or (iv) submitting a written request to change the form of participation to Computershare at Computershare, UTL Dividend Reinvestment Plan, P.O. Box 43078, Providence, RI 02940-3078. Computershare must receive your change notification on or before the record date of a dividend payment in order for the change to be effective for such dividend.

22.	May I terminate my participation in the Plan?

Yes. The Plan is entirely voluntary. You may terminate your participation in the Plan at any time. If Computershare receives your request to terminate near a record date for an account whose dividends are to be reinvested, Computershare, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event that Computershare reinvests such dividends on your behalf, Computershare will process the termination as soon as practicable, but in no event later than five business days after the investment is complete. If your account has any uninvested optional cash payments (including payroll deductions), then Computershare will promptly return the funds after the termination has been completed.

23.	How do I terminate my participation in the Plan?

You may terminate your participation in the Plan at any time by (i) accessing your shareholder account through the Computershare website at www.computershare.com/investor, (ii) calling Computershare at 1-800-736-3001 or (iii) completing withdrawal request, in writing, and mailing it to Computershare at Computershare, UTL Dividend Reinvestment Plan, P.O. Box 43078, Providence, RI 02940-3078. A withdrawal/termination form is provided with the Summary of Holdings for this purpose.

Upon termination, you can either elect to reassign your whole Plan shares to Director Registration System book shares (“DRS Shares”) and receive a check for the value of any fractional shares, or you can request Computershare to sell all of the shares held in your Plan account. Any check for a fractional share will be based on the current market value, less a service fee of $15 and a processing fee of $0.12 per share sold. This election can be made by any of the methods noted above.

If you request Computershare to sell all of your shares, then you have two choices, depending on how you submit your sale request, as follows:

•

Market Order:    A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Centre or by calling Computershare directly at 1-781-575-3100. Market order sale requests received at www.computershare.com/investor through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Computershare’s broker, less a service fee of $25 and a processing fee of $0.12 per share sold.

•

Batch Order:    A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor, through Investor Centre or by calling directly at 1-781-575-3100. All sales requests received in writing will be submitted as batch order sales. Computershare will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sales requests, Computershare may combine each selling Plan participant’s shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by the Computershare’s broker for each aggregate order placed by the Agent and executed by the broker, less a service fee of $5 and a processing fee of $0.12 per share sold. Proceeds are normally paid by check, which are distributed within one business day after your sale transaction has settled. All per share processing fees include any brokerage commissions Computershare is required to pay.

If you decide to reassign your whole Plan shares to DRS Shares for the number of full shares and redeem the fractional shares in your account or if we terminate the Plan, Computershare will send you a transaction statement as well as the proceeds from the sale of your fractional shares as soon as practicable. Thereafter, cash dividends on DRS Shares will be paid to you and not reinvested in common stock.

24.	If I am an employee participating through payroll deductions, how do I withdraw from the Plan?

If you are an employee who has elected payroll deductions you must notify the Company’s Human Resources Department in writing to discontinue the payroll deductions sufficiently in advance of your next paycheck to allow processing before sending a termination request to Computershare as discussed in Question 23, above. When we, or our subsidiary or affiliate, receives and processes the notice, we will make no further payroll deductions and we will pay you in cash the accumulated amount withheld.

25.	What happens to a fraction of a share when I terminate my participation in the Plan or if Unitil discontinues the Plan?

When you terminate your participation in the Plan or if we discontinue the Plan, Computershare will mail a redemption check representing any fractional share directly to you. The cash payment will be based on the current market value that day, less a service fee of $15 and a processing fee of $0.12 per share sold. Computershare will process your request to terminate your account within five business days of its receipt.

26.	May I terminate my participation through payroll deductions and still remain in the Plan?

Yes. You may terminate your payroll deductions and leave your shares in the Plan. You may also continue to make optional cash payments directly to Computershare.

27.	May I later re-enroll in the Plan if I choose?

Generally, as long as you are a shareholder of record you may elect to re-enroll in the Plan at any time by following the same procedures described in Question 5, above. However, we reserve the right to reject any enrollment request from a previous participant on grounds of excessive enrollment and termination of participation in the Plan to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term shareholder investment service.

OTHER INFORMATION AND TAX CONSIDERATIONS

28.	What happens when I sell or transfer all of the shares registered in my name?

If you dispose of all the shares of common stock registered in your name, unless otherwise instructed by you, Computershare will continue to reinvest the dividends on the shares credited to your account under the Plan in accordance with your most recent instructions for Plan participation. You may continue to invest through optional cash payments. However, if you have only a fractional share of stock credited to your account under the Plan on the record date for any cash dividend on the common stock, we reserve the right not to reinvest any additional dividends on such fractional shares. If we exercise this right, you will receive a redemption check representing such fractional share as well as a check for the cash dividend on such fractional share. The redemption check for the fractional share will be based on the market value that day, less a service fee of $15 and a processing fee of $0.12 per share sold, as described in Questions 23 and 25, above.

If you have only a portion of your dividends reinvested pursuant to the Plan and you dispose of shares of common stock, to the extent that you have fewer shares registered in your name than the number indicated on your Enrollment Form as the shares for which dividends are to be paid in cash, we will send to Computershare and Computershare will pay out dividends on all shares registered in your name as well as those credited to your account under the Plan.

29.	If Unitil sells additional shares of common stock through a rights offering, how would the rights on Plan shares be handled?

In a rights offering, you would receive rights based on the number of shares credited to your account under the Plan. Rights certificates for the nearest number of whole shares will be mailed to you at your account address.

30.	What happens if Unitil declares a stock dividend or stock split?

Computershare will credit your Plan account with any shares resulting from a stock split or a stock dividend paid on shares held in your Plan account. If you hold any shares directly, Computershare will credit your account with the number of DRS Shares resulting from the stock dividend or stock split on such shares, as Computershare does for those shareholders who are not participating in the Plan.

31.	How will my shares held under the Plan be voted at meetings of shareholders?

If you vote shares registered in your name on any matter submitted to a meeting of shareholders, Computershare will vote any shares in your account under the Plan in accordance with your proxy for the shares registered in your name. If no shares are registered in your name, Computershare will vote shares credited to your account under the Plan in accordance with your instructions given on an instruction form that Computershare will give you. If you wish to vote in person at the meeting, you may obtain a proxy for shares credited to your account under the Plan, provided Computershare receives your written request at least fifteen days before the shareholders’ meeting.

If Computershare receives no instructions on a returned proxy card or instruction form, properly signed, with respect to any item thereon, Computershare will vote all of your shares—those registered in your name, if any, and those credited to your account under the Plan—in the same manner as for shareholders not participating in the Plan who return proxies and do not provide instructions, that is, in accordance with the recommendations of our Board of Directors. If the proxy card or instruction form is not returned or if it is returned unsigned, Computershare will not vote any of your shares.

32.	What are the federal income tax consequences of participation in the Plan?

The following is a summary of federal income tax consequences of participating in the Plan. Since this is only a summary and since state, local and other tax laws vary, you should consult your tax advisor to determine the tax consequences of participating in the Plan. The following does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions, or broker-dealers) subject to special treatment under federal income tax laws. The following is based on various rulings by the Internal Revenue Service regarding several types of dividend reinvestment plans. No ruling, however, has been issued or requested regarding the Plan. Additionally, this discussion is not binding upon, nor considered authority by, the Internal Revenue Service or any court, and no assurance can be provided that the tax treatment discussed below or claimed by any shareholder participating in the Plan will not be successfully challenged by the Internal Revenue Service. Be sure to keep account statements for federal income tax purposes.

Reinvested Dividends

At our discretion, cash dividends that you reinvest under the Plan may be used to purchase shares directly from us or we may direct Computershare to purchase shares on the open market.

If Computershare purchases shares directly from us, the dividends you reinvest under the Plan will be treated as if you received them in the form of a taxable stock distribution in lieu of a cash dividend for federal income tax purposes. You will be treated for federal income tax purposes as if you received a dividend in an amount equal to the fair market value of the shares you acquired through such reinvestment. That value will be based on the mean of the highest and lowest prices for our common stock on the New York Stock Exchange on the investment date or on the last preceding day on which our common stock was traded if no shares were traded on the investment date. For example, if Computershare invests $100 in dividends for your account under the Plan and, on the investment date, the shares have a fair market value of $105.26, for federal income tax purposes you would be treated as having received a taxable stock distribution in the amount of $105.26, which would be taxable as ordinary income.

If Computershare purchases shares on the open market, you will be treated for federal income tax purposes as having received a distribution in an amount equal to the cash dividend used to purchase the common stock. You must report as taxable income all per share processing fees paid by us together with the cash dividend. All per share processing fees that we pay when you buy stock through the Plan are considered distributions and together with the cash dividend must be reported as taxable income to you. Your basis in the stock will be equal to the cash dividend and the per share processing fees.

Optional Cash Payments

At our discretion, Computershare may use optional cash payments to purchase shares either directly from us or on the open market. We will pay any per share processing fees in connection with open market purchases. If the shares are purchased directly from us, you will recognize no taxable income, and your tax basis in the shares will be equal to the price you paid for these shares. However, if Computershare purchases shares on the open market, any per share processing fees paid by us in connection with the purchase would be treated as a taxable dividend distribution to you. In that case, your basis in the shares would be equal to the cash you paid to purchase the shares on the open market plus the per share processing fees. See Question 15, above, discussing the price of shares purchased under the Plan.

Cash Distributions including a Return of Capital

Generally, cash distributions to you on your common stock are treated as dividends and are subject to federal income tax to the extent of our “earnings and profits.” To the extent that earnings and profits do not fully support a distribution, the distribution is considered a return of capital. A return of capital reduces your basis in your shares of common stock. To the extent that your basis is reduced, you will recognize no gain. However, to the extent that the return of capital allocable to any share exceeds your basis in the share, that portion of the distribution is treated as capital gain.

General

Taxable dividend distributions to you may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

You will not realize any taxable income solely as a result of reassignment of Plan shares to DRS Shares that are already credited to your account under the Plan, either upon request for reassignment of those shares, or upon termination of your participation in the Plan or our discontinuation of the Plan.

You will recognize a gain or loss when shares are sold, whether such sale is pursuant to your request upon your withdrawal from the Plan or takes place after your withdrawal from or our termination of the Plan. You will also recognize a gain or a loss when you receive a cash payment for a fraction of a share. In either event, the amount of the gain or loss will be the difference between the amount that you receive for the shares or fraction of a share and the tax basis thereof.

Computershare will send you a Form 1099-DIV on an annual basis that will state the total amount of dividends paid to you plus any fees and commissions paid by us. Your holding period for shares acquired pursuant to the Plan will begin on the day following the applicable investment date.

If you are a corporate recipient of dividends reinvested you may be entitled to a dividends-received deduction. However, if you are subject to the alternative minimum tax, a portion of your dividends-received deduction may be treated as an adjustment under the adjusted current earnings adjustment of Section 56(g) of the Internal Revenue Code of 1986, as amended (the “Code”).

33.	What provision is made for foreign shareholders subject to income tax withholding or other shareholders subject to back-up withholding?

Generally, if you are a foreign shareholder and elect to have your dividends reinvested, these dividends will be subject to withholding of United States income tax under Sections 1441 and 1442 of the Code at the rate of 30% of the amount of the dividend, or at a lower applicable treaty rate. If, however, the dividend is effectively connected with your conduct of a trade or business within the United States, or in the case of an applicable tax treaty is attributable to your permanent establishment in the United States, the dividend will be subject to regular United States federal income tax. In the case of a foreign shareholder that is a corporation, the dividend also may be subject to a branch profits tax at the rate of 30% or a lower applicable treaty rate.

If you are a foreign shareholder and elect to have dividends reinvested or if you are subject to “back-up” withholding under Section 3406(a)(1) of the Code, Computershare will invest in shares of common stock an amount equal to your dividends less the amount of tax required to be withheld. Your quarterly statements confirming purchases made will indicate the net payment invested.

If you are a foreign shareholder and elect to make optional cash payments only, you will continue to receive cash dividends on shares registered in your name in the same manner as if you were not participating in the Plan. Optional cash payments that Computershare receives from you must be in United States dollars drawn on a United States bank and will be invested in the same way as payments from other participants in the Plan.

If you are a shareholder that elects to have your dividends reinvested, “back-up” withholding rules under Section 3406(a)(1) of the Code require us to withhold for United States income tax purposes 28% of all your dividend payments if (i) you have not provided us with your taxpayer identification number, which for an individual is your social security number, (ii) the Internal Revenue Service has notified us that the taxpayer identification number you have provided is incorrect, (iii) the Internal Revenue Service notifies us that back up withholding should begin because you have failed to properly report interest or dividends or (iv) you have failed to certify, under penalties of perjury, that you are not subject to back up withholding. Backup withholding is not an additional tax and may be refunded; provided, that certain required information is furnished to the Internal Revenue Service.

34.	Can Unitil change or discontinue the Plan?

While we intend at the present time to continue the Plan indefinitely, we can amend, suspend, modify or discontinue the Plan at any time. We will send you notice of any amendment, suspension, modification or discontinuation. Computershare can resign at any time upon reasonable notice to us in writing. We have the right to elect and appoint a new agent at any time, including us or our nominee, to administer the Plan.

35.	What are the responsibilities of Unitil and Computershare under the Plan?

Neither we nor Computershare will be liable for any act done or omitted in good faith including, without limitation, any claim of liability arising out of failure to terminate your account upon your death prior to receipt of notice in writing of your death, the price at which the Company’s common stock is purchased or sold for participants’ accounts, the times when purchases or sales are made, or fluctuations in the market value of the Company common stock.

You should recognize that neither we nor Computershare can guarantee you a profit or protect you against a loss on the shares purchased under the Plan.

36.	Who interprets and regulates the Plan?

We reserve the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports, proxy statements and other information with the SEC. You may access our SEC filings in the Investor Relations section of our website at www.unitil.com. You may also read and copy these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

You may obtain copies of our filed reports from the SEC upon payment of a duplicating fee. Our SEC filings are also available on the SEC’s website at www.sec.gov. General information about us is also available on our website at www.unitil.com.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus does not contain all information or exhibits to the registration statement. You may view the registration statement on our website at the address above, and you may also inspect the registration statement and exhibits without charge at the SEC’s office, 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies upon payment of a duplicating fee.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Current Report on Form 8-K filed with the SEC on March 8, 2010;

•	our Current Report on Form 8-K filed with the SEC on March 26, 2010;

•	our Current Report on Form 8-K filed with the SEC on April 20, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•	our Current Report on Form 8-K filed with the SEC on July 8, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010;

•	the description of our common stock, no par value, contained in the registration statement on Form 8-A/A filed with the SEC on August 13, 2008; and

•	all documents that we file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until we sell all of the securities being registered.

We will provide you with a copy of these documents at no cost upon your written or oral request to:

Shareholder Relations

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

Telephone (800) 999-6501

www.unitil.com

InvestorRelations@unitil.com

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with other information.

USE OF PROCEEDS

We will receive no proceeds when Computershare purchases common stock for the Plan on the open market. When Computershare purchases common stock for the Plan directly from us, we will use the proceeds for general corporate purposes.

LEGAL MATTERS

Gary Epler, our Chief Regulatory Counsel, has given us his opinion on the validity of the common stock being offered under the Plan. As of July 27, 2010, Mr. Epler beneficially owned approximately 3,662 shares of our common stock.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of Caturano and Company, Inc., independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION

The New Hampshire Business Corporation Act and our By-Laws permit indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933. Also, we have purchased insurance permitted by the New Hampshire Business Corporation Act on behalf of our directors, officers, employees and agents which may cover liabilities under the Securities Act of 1933.

The SEC has taken the position that indemnifying our directors, officers and controlling persons for liabilities under the Securities Act of 1933 is against public policy and is, therefore, unenforceable. In addition, according to SEC requirements, we will not make any indemnification payment described above unless a court of competent jurisdiction has determined that the indemnification is not against public policy.

Dividend Reinvestment and Stock Purchase Plan

200,000 Shares of Common Stock

PROSPECTUS

July 29, 2010

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the sale and distribution of the common stock offered by this prospectus. All amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee	$321.85
Legal Fees and Expenses	20,000.00
Accounting Fees and Expenses	2,000.00
Plan Administrator’s Fees and Expenses	500.00
Printing, Engraving and Mailing Expenses	10.00
Miscellaneous	2,000.00

Total	$24,831.85

ITEM 15.	Indemnification of Directors and Officers.

The Registrant is organized under the laws of the State of New Hampshire. The New Hampshire Business Corporation Act (“NHBCA”) provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in the preceding sentence, (2) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Unless a corporation’s Articles of Incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation who is not a director to the same extent as to a director. A corporation may not indemnify a director (x) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (y) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its Articles of Incorporation, a corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under the NHBCA.

Article X of the Registrant’s By-Laws provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the person’s having served as, or by reason of the person’s alleged acts or omissions while serving as a director, officer, employee or agent of the Registrant, or while serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement or otherwise actually and reasonably incurred by such person in connection with the action, suit or proceeding, if the person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful, said indemnification to be to the full extent permitted by law under the circumstances, including, without limitation, by all applicable provisions of the NHBCA. Any indemnification under Article X shall be made by the Registrant with respect to Directors or other persons after a determination that the person to be indemnified has met the standards of conduct set forth in the NHBCA, such determination to be made by the Board of Directors, by majority vote of a quorum, or by other persons authorized to make such a determination under the NHBCA.

The right of indemnification arising under Article X was adopted for the purpose of inducing persons to serve and to continue to serve the Registrant without concern that their service may expose them to personal financial harm. It is to be broadly construed, applied and implemented in light of that purpose. It is not to be exclusive of any other right to which any such person is entitled under any agreement, vote of the stockholders or the Board of Directors, statute, or as a matter of law, or otherwise, nor is it to be construed to limit or confine in any respect the power of the Board of Directors to grant indemnity pursuant to any applicable statutes or laws of the State of New Hampshire. The provisions of Article X are separable, and, if any provision or portion thereof is for any reason held inapplicable, illegal or ineffective, such holding will not affect any other right of indemnification existing under Article X or otherwise. As used in Article X, the term “person” includes heirs, executors, administrators or other legal representatives. As used in Article X, the terms “Director” and “officer” include persons elected or appointed as officers by the Board of Directors, persons elected as Directors by the stockholders or by the Board of Directors, and persons who serve by vote or at the request of the Registrant as directors, officers or trustees of another organization in which the Registrant has any direct or indirect interest as a shareholder, creditor or otherwise.

Article X of the Registrant’s By-Laws also allows the Registrant to purchase and maintain insurance on behalf of any person who was or is a Director, officer or employee of the Registrant or any of its subsidiaries, or who was or is serving at the request of the Registrant as a fiduciary of any employee benefit plan of the Registrant or any subsidiary, against any liability asserted against, and incurred by, such person in any such capacity, or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the NHBCA. The obligation to indemnify and reimburse such person under the Registrant’s By-Laws, if applicable, will be reduced by the amount of any such insurance proceeds paid to such person, or the representatives or successors of such person.

ITEM 16.	Exhibits.

Exhibit No.	Description of Exhibit	Reference

3.1	Articles of Incorporation of Unitil Corporation	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-14, No. 2-93769.

3.2	Articles of Amendment to the Articles of Incorporation of Unitil Corporation	Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

3.3	Articles of Amendment to the Articles of Incorporation of Unitil Corporation	Incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-3/A dated November 25, 2008.

3.4	By-Laws of Unitil Corporation	Incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form S-8, No. 333-73327.

4.1	Northern Utilities Note Purchase Agreement dated as of March 2, 2010 for the 5.29% Senior Notes due March 2, 2020	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed March 8, 2010.

4.2	Northern Utilities Form of Note issued pursuant to the Note Purchase Agreement dated as of March 2, 2010	Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed March 8, 2010.

4.3	UES Bond Purchase Agreement dated March 2, 2010 for the 5.24% Series P First Mortgage Bonds due March 2, 2020	Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed March 8, 2010.

4.4	Fourteenth Supplemental Indenture of UES dated March 2, 2010	Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed March 8, 2010.

4.5	UES Form of Bond issued pursuant to the Bond Purchase Agreement dated as of March 2, 2010	Incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed March 8, 2010.

5.1	Opinion of Gary Epler	Filed herewith.

23.1	Consent of Gary Epler	Included in Exhibit 5.1.

23.2	Consent of Caturano and Company, Inc.	Filed herewith.

24.1	Powers of Attorney	See pages II-7 and II-8.

ITEM 17.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert G. Schoenberger and Mark H. Collin, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement and any registration statement relating to this registration statement under Rule 462 and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hampton, State of New Hampshire, on this 29th day of July, 2010.

UNITIL CORPORATION
(Registrant)

By:	/s/ Mark H. Collin
Name:	Mark H. Collin
Title:	Senior Vice President, Chief Financial Officer, and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ROBERT G. SCHOENBERGER Robert G. Schoenberger	Director, Chairman of the Board, Chief Executive Officer and President	July 29, 2010

/s/ MARK H. COLLIN Mark H. Collin	Senior Vice President and Chief Financial Officer	July 29, 2010

/s/ LAURENCE M. BROCK Laurence M. Brock	Controller and Chief Accounting Officer	July 29, 2010

Signature	Title	Date

William D. Adams	Director

/s/ DR. ROBERT V. ANTONUCCI Dr. Robert V. Antonucci	Director	July 29, 2010

/s/ DAVID P. BROWNELL David P. Brownell	Director	July 29, 2010

/s/ MICHAEL J. DALTON Michael J. Dalton	Director	July 29, 2010

/s/ ALBERT H. ELFNER, III Albert H. Elfner, III	Director	July 29, 2010

/s/ EDWARD F. GODFREY Edward F. Godfrey	Director	July 29, 2010

/s/ MICHAEL B. GREEN Michael B. Green	Director	July 29, 2010

/s/ EBEN S. MOULTON Eben S. Moulton	Director	July 29, 2010

/s/ M. BRIAN O’SHAUGHNESSY M. Brian O’Shaughnessy	Director	July 29, 2010

/s/ DR. SARAH P. VOLL Dr. Sarah P. Voll	Director	July 29, 2010

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Reference

3.1	Articles of Incorporation of Unitil Corporation	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-14, No. 2-93769.

3.2	Articles of Amendment to the Articles of Incorporation of Unitil Corporation	Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

3.3	Articles of Amendment to the Articles of Incorporation of Unitil Corporation	Incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-3/A dated November 25, 2008.

3.4	By-Laws of Unitil Corporation	Incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form S-8, No. 333-73327.

4.1	Northern Utilities Note Purchase Agreement dated as of March 2, 2010 for the 5.29% Senior Notes due March 2, 2020	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed March 8, 2010.

4.2	Northern Utilities Form of Note issued pursuant to the Note Purchase Agreement dated as of March 2, 2010	Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed March 8, 2010.

4.3	UES Bond Purchase Agreement dated March 2, 2010 for the 5.24% Series P First Mortgage Bonds due March 2, 2020	Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed March 8, 2010.

4.4	Fourteenth Supplemental Indenture of UES dated March 2, 2010	Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed March 8, 2010.

4.5	UES Form of Bond issued pursuant to the Bond Purchase Agreement dated as of March 2, 2010	Incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed March 8, 2010.

5.1	Opinion of Gary Epler	Filed herewith.

23.1	Consent of Gary Epler	Included in Exhibit 5.1.

23.2	Consent of Caturano and Company, Inc.	Filed herewith.

24.1	Powers of Attorney	See pages II-7 and II-8.